Exhibit A

                              DEVELOPMENT AGREEMENT

     THIS AGREEMENT made as of this 18 day of April 1996, by and between WOODBRIDGE CARE, LLC, a Connecticut limited liability company, having an office at 88 Notch Hill Road, North Branford, Connecticut 06471 ("WOODBRIDGE"), and CAREMATRIX CORPORATION, a Delaware corporation having an office at 197 First Avenue, Needham, Massachusetts 02194, formerly known as The CarePlex Group, which was also located at 197 First Avenue, Needham, Massachusetts, and formerly known as Continuum Care of Massachusetts, Inc. ("CareMatrix").

     WHEREAS, Woodbridge has entered into a Property Purchase Agreement with Edna DeGennaro, June DeGennaro, Carolyn DeGennaro, Nancy DiGennaro and Lois Baldini (collectively, the "Sellers") dated as of June 1, 1995, as amended by a Supplemental Agreement dated as of September 27, 1995 (collectively, the "Purchase Agreement") relating to the purchase of certain property situated at 21 Bradley Road, Woodbridge, Connecticut, as more particularly described in the Purchase Agreement (the "Property"); and

     WHEREAS, Woodbridge intends to develop the Property as a project of approximately ninety (90) "assisted living" elderly residential units, including accessory on-site parking and customary amenities (the "Project"); and

     WHEREAS, Woodbridge wishes to retain certain services of CareMatrix in connection with the development of the Project, and may wish to retain certain services of CareMatrix in connection

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with the construction and management of the Project, and CareMatrix is willing to provide such services on the terms and conditions set forth herein;

     NOW, therefore, for valuable consideration, it is agreed:

     1. Performance of the Purchase Agreement. Subject to the terms and conditions of the Purchase Agreement, including any conditions or contingencies as to Woodbridge's obligations thereunder, Woodbridge agrees to perform its obligations under the Purchase Agreement, including the acquisition of the Property. Woodbridge shall be responsible for all costs of acquisition of the Property, including, but not limited to, deposits, taxes, insurance, recording fees, title examination fees, title insurance premiums and legal fees.

     2. Use of Consultants. The architects for the Project shall be Englebrect and Griffin (the "Project Architects") and the engineers for the Project shall be Milone and MacBroom (the "Project Engineers"). All contracts between Woodbridge and the Project Architects and the Project Engineers shall be subject to the prior approval of CareMatrix. Neither the Project Architects nor the Project Engineers shall be changed without the prior approval of Woodbridge and CareMatrix. The Project Architects have prepared and submitted design criteria and related site plans and facility schematics for the Project (the "Preliminary Plans"), which have been reviewed and approved by Woodbridge and CareMatrix. After Development Approvals (as hereinafter defined) have been obtained, Woodbridge shall instruct the Project

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Architects and the Project Engineers to prepare final architectural and engineering plans (the "Final Plans"), which shall be consistent with the Preliminary Plans unless otherwise agreed by Woodbridge and CareMatrix. All changes, additions or revisions to the Preliminary Plans shall be subject to the approval of Woodbridge and CareMatrix. All changes, additions or revisions to the Final Plans that are not consistent with the Preliminary Plans shall be subject to the approval of Woodbridge and CareMatrix. Woodbridge shall contract directly with the Project Architects and the Project Engineers and shall be directly responsible for the payment of all fees and expenses payable to the Project Architects and the Project Engineers after completion of the Final Plans. Subject to reimbursement as hereinafter set forth, CareMatrix shall be responsible for the payment of fees and expenses payable to the Project Architects and the Project Engineers for invoices issued by them pursuant to their respective contracts with Woodbridge through completion of the Final Plans.

     3. Development Approvals. Attached hereto as Exhibit A is a time schedule for applying for and obtaining Development Approvals and Construction Permits (both as hereinafter defined), which schedule may be modified from time to time by agreement of Woodbridge and CareMatrix (the "Schedule"). CareMatrix shall, as Owner's agent, and in accordance with the Schedule, apply for and diligently pursue all required federal, state and local approvals and permits needed for the Project, including, but not limited to

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approvals and permits required under relevant laws relating to zoning, wetlands, parking and curb cuts, highway and traffic, historic districts, sewer and water or environmental matters (the "Development Approvals"), but, excluding permits required to commence construction on the Property; e.g., building permits, foundation permits, grading permits, clearing permits or other similar construction related permits (the "Construction Permits"). Woodbridge shall cooperate with CareMatrix and assist CareMatrix in its efforts to obtain the Development Approvals and shall sign all necessary applications in connection therewith. CareMatrix shall use reasonable efforts to obtain the Development Approvals in accordance with the Schedule. If a Development Approval is denied, CareMatrix shall not be obligated to appeal such denial; and if a Development Approval is granted, but a Third party appeals such approval, CareMatrix shall not be obligated to defend such appeal. If CareMatrix elects not to appeal a denial or to defend an appeal, as the case may be, as to any Development
Approval other than a necessary zone change, and Woodbridge elects to take such action on its own behalf, the amount otherwise payable to CareMatrix pursuant to Paragraph 7 shall be reduced by an amount equal to fifty percent (50%) of the actual out-of-pocket costs incurred by Woodbridge in pursuing or defending such appeal. If Woodbridge elects to pursue or defend any appeal relating to a zone change, such appeal shall be at Woodbridge's sole expense. CareMatrix shall not be liable for delay in obtaining or denial of Development Approvals unless

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caused by the negligence, willful act or omission of CareMatrix. Woodbridge acknowledges that any claim of negligence, willful act or omission of CareMatrix in obtaining the Development Approvals shall constitute a claim for breach of contract by CareMatrix subject to the default remedies set forth in Paragraph 15 and not a claim of negligence under tort law. Subject to the limitations as to expenses of appeals in this Paragraph and subject to reimbursement as set forth in this Agreement, CareMatrix shall pay all costs, including attorneys' fees, associated with the Development Approvals.

     4. Construction Permits. If all Development Approvals are obtained, and after all appeal periods relevant thereto have expired without an appeal having been taken (or, if an appeal has been taken, after such appeal has been withdrawn, dismissed or adjudicated in favor of Woodbridge), CareMatrix shall, as Owner's agent, and in accordance with the Schedule apply for and diligently pursue all Construction Permits required for the Project. Woodbridge shall cooperate with CareMatrix and assist CareMatrix in its efforts to obtain the Construction Permits and shall sign all necessary applications in connection therewith. CareMatrix shall use reasonable efforts to obtain the Construction Permits in accordance with the Schedule. If a Construction Permit is denied, CareMatrix shall not be obligated to appeal such denial; and if a Construction Permit is granted, but a third party appeals issuance of such Construction Permit, CareMatrix shall not be obligated to defend such appeal. If

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CareMatrix does not appeal a denial or defend an appeal, as the case may be, as to any Construction Permit, and Woodbridge elects to take such action on its own behalf, the amount otherwise payable to CareMatrix pursuant to Paragraph 7 shall be reduced by an amount equal to fifty percent (50%) of the actual out-of-pocket costs incurred by Woodbridge in pursuing or defending such appeal. CareMatrix shall not be liable for delay in obtaining or denial of Construction Permits unless caused by the negligence, willful act or omission of CareMatrix. Woodbridge acknowledges that any claim of negligence, willful act or omission of CareMatrix in obtaining the Construction Permits shall constitute a claim for breach of contract by CareMatrix subject to the default remedies set forth in Paragraph is and not a claim of negligence under tort law. Subject to the limitations as to expenses of appeals in this Paragraph and subject to reimbursement as set forth in this Agreement, CareMatrix shall pay all costs, including attorneys' fees, associated with the Construction Permits.

     5. Appointment of Manager. CareMatrix shall appoint from time to time a project manager (the "Project Manager"), subject to Woodbridge's reasonable approval, to oversee the development of the Project. Until further notice from CareMatrix, the Project Manager shall be: Bernard Plante, CareMatrix's Vice President of Planning and Development or John Netherton, CareMatrix's Project Manager.

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     6. Project Financing. If all Development Approvals are obtained, and after all appeal periods relevant thereto have expired without an appeal having been taken (or, if an appeal has been taken, after such appeal has been withdrawn, dismissed or adjudicated in favor of Woodbridge), Woodbridge shall apply for and diligently pursue a written commitment (the "Commitment") for construction financing for the Project in an amount which (when combined with the equity of Woodbridge in the Property and any infusion of capital by Woodbridge in the Project and any committed secondary financing), will be sufficient to pay all development and construction costs for the Project (the "Project Financing"). Woodbridge shall use reasonable efforts to obtain the commitment by that date which is (a) if CareMatrix and Woodbridge authorize the Project Architect to commence with the preparation of working drawings on or before April 30, 1996, four (4) months after that date on which the Development Approvals, and otherwise six (6) months after that date on which the Development Approvals are received; and (b) three (3) months after that date on which the Final Plans are completed, whichever is later (the "Project Financing Date"). Woodbridge shall be responsible for payment of all costs associated with the Project Financing. If Woodbridge is unable to obtain the Commitment by the Project Financing Date, or if Woodbridge obtains the Commitment by the Project Financing Date, but fails to close the Project Financing by that date which is the earlier of (a) sixty
(60) days after issuance of the Commitment; or (b) one hundred

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twenty (120) days after transfer of title to the Property to Woodbridge if consummated prior to the Project Financing (the "Financing Closing Date"), Woodbridge shall have the right to extend the Financing Closing Date for two (2) periods of thirty (30) days each, by written notice of each such extension given to CareMatrix at least two (2) business days before the then relevant Financing Closing Date, provided that, for each such extension of the Financing Closing Date, Woodbridge shall pay to CareMatrix a sum equal to one percent (1%) of CareMatrix's Development Costs as defined in Paragraph 7 (the "Extension Interest Charge") at the time and in the manner specified in Paragraph 7. If Woodbridge fails to close the Project Financing by the Financing Closing Date, as it may be so extended pursuant to this Paragraph, CareMatrix shall have the right, but not the obligation, to acquire the Property and to develop the Project at a total purchase price of NINE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($925,000.00) (the "Buyout Price"). If Woodbridge has not acquired title to the Property at the date upon which CareMatrix elects to acquire the Property and to develop the Project, the Buyout Price shall be applied first to amounts due to the Sellers under the Purchase Agreement with any the balance to be paid to Woodbridge. If Woodbridge has acquired title to the Property at the date upon which CareMatrix elects to acquire the Property and to develop the Project, the Buyout Price shall be paid to Woodbridge and shall be allocated in such manner as Woodbridge may reasonably request. If CareMatrix elects to

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exercise its option to acquire title to the Property and develop the Project, it shall do so by written notice to Woodbridge given within thirty (30) days after the Project Financing Date or the Financing Closing Date, as it may be extended pursuant to this Paragraph, whichever is applicable. Within sixty (60) days after CareMatrix's notice of election to Woodbridge, Woodbridge shall transfer title to the Project or assign the Purchase Agreement; assign all relevant Development Approvals and Construction Permits; if requested to do so by CareMatrix, assign all architects' contracts, engineers' contracts or other contracts relating to the Project; and deliver all Preliminary Plans or Final Plans and all other reports, surveys, studies, or other documentation relating to the Project (the "Project Documents") to CareMatrix. If Woodbridge has acquired title to the Property, the Property shall be transferred by Woodbridge to CareMatrix by warranty deed free and clear of all encumbrances except those encumbrances subject to which the Property was conveyed by Sellers to Woodbridge and non-monetary encumbrances relating to the Development Approvals and/or Construction Permits as long as such non-monetary encumbrances do not interfere with the development of the Project and as otherwise agreed by Woodbridge and CareMatrix; Woodbridge shall pay all applicable conveyance taxes and execute applicable conveyance tax forms, title affidavits and other customary closing documents; and customary adjustments shall be made as of transfer of title. If CareMatrix does not exercise its right to acquire the Property and develop

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the Project within the time periods specified herein or, if CareMatrix does exercise such rights and the transfer of title to the Property and the assignment of the Project Documents to CareMatrix from Woodbridge, or the assignment of the Purchase Agreement and assignment of the Project Documents to CareMatrix from Woodbridge are consummated, neither CareMatrix nor Woodbridge shall have any further obligation or liability to the other for expenses, reimbursements, costs or liabilities incurred in connection with the Project.

     7. Reimbursement of CareMatrix. Upon closing of the Project Financing, Woodbridge shall reimburse to CareMatrix immediately, but without interest (other than the Extension Interest Charge, if payable), all actual out-of-pocket development costs paid to unrelated third parties by CareMatrix in connection with the Project, including, but not limited to, costs relating to the Development Approvals, the Construction Permits, the Preliminary Plans, and the Final Plans, but excluding, without limiting the generality of the foregoing, CareMatrix's legal fees relating to its agreements with Woodbridge (in contrast to legal fees incurred in connection with the Development Approvals or Construction Permits or otherwise incurred in connection with the development of the Project itself) and the internal cost of CareMatrix's staff time (collectively, the "Development Costs"). If any Development Costs have not been paid by CareMatrix at the time of the closing of the Project Financing, CareMatrix shall provide to Woodbridge

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at the time of such closing an accounting of known unpaid Development Costs, if any, and Woodbridge shall reimburse CareMatrix for such Development Costs within ten (10) days after request for payment. If CareMatrix fails to include any items of Development Costs as to which Woodbridge has entered into contracts directly with third parties and CarePlex is administering payments for Woodbridge, Woodbridge shall remain responsible for all additional payments due and shall indemnify CareMatrix against all claims for payments due after the accounting at Closing by such third parties. If CareMatrix fails to include any items of Development Costs as to which CareMatrix has entered into contracts directly with third parties, CareMatrix shall be deemed to have waived its rights to reimbursement for those items not so included. CareMatrix shall provide to Woodbridge and/or its lender such documentation as Woodbridge and/or its lender may reasonably require to support reimbursement of Development Costs.

     8. Construction of the Project. Woodbridge agrees that CareMatrix shall be appointed as either the general contractor or the construction manager of the Project, the selection of which appointment to be in Woodbridge's sole and absolute discretion. Within thirty (30) days after completion and approval of Woodbridge and CareMatrix of the Final Plans, CareMatrix shall deliver to Woodbridge a proposed contract for construction of the Project based upon a Stipulated Sum Contract, AIA Form Al01 (with General Conditions Form A201), as may be reasonably modified by

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CareMatrix (the "Proposed Contract"), which Proposed Contract shall include all construction and site costs, builder's overhead and profit, and construction management fees, but shall exclude any pre-existing Development Costs for which CareMatrix is entitled to reimbursement under this Agreement. The Proposed Contract may require 100% performance bonds, but shall not obligate CareMatrix to provide bonds in excess of the Stipulated Sum specified therein less all costs attributable to furniture, fixtures and equipment. Woodbridge may instruct CareMatrix and/or the Project Architects to make the Preliminary Plans and/or the Final Plans available to other general contractors to allow the Project to be competitively bid. Woodbridge shall have the right in its sole discretion to select CareMatrix or any other bidder as its general contractor, but shall make its election and give CareMatrix written notice of its election within thirty
(30) days after receipt of the Proposed Contract. If CareMatrix is selected as the general contractor of the Project, CareMatrix and Woodbridge shall execute the Proposed Contract with such changes as may be mutually agreed upon by CareMatrix and Woodbridge (the "Construction Contract"), and CareMatrix shall have the right to assign the Construction Contract to any wholly-owned subsidiary of CareMatrix or to Suffolk Construction, Inc., provided, however, that following such assignment, CareMatrix shall remain responsible for the performance of its duties and obligations under the Construction

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Contract. If CareMatrix is not selected as the general contractor of the
Project, CareMatrix shall serve as the construction manager of the Project; shall provide customary construction management services to Woodbridge; and shall be paid a fee for such services at the rate of seven percent (7.0%) of all construction costs (exclusive of change orders), site costs, fixed equipment costs, and costs for labor associated with furnishings and finishes (but not the actual cost of furnishings and finishes). Such fees shall be in addition to Development Costs incurred by and to be reimbursed to CareMatrix pursuant to this Agreement. If CareMatrix is to serve as the construction manager, Woodbridge and CareMatrix shall execute an AIA-form construction management agreement, modified to the extent appropriate to be consistent with the terms of this Agreement.

     9. Operation of Project. Woodbridge and CareMatrix may, at the option and in the sole discretion of Woodbridge, enter into an agreement under which CareMatrix or any wholly-owned subsidiary of CareMatrix or any entity 50% or more owned by CareMatrix, or by any of its subsidiaries, or by Abraham Gosman, or by Andrew Gosman or his wife or children and/or by Michael Gosman or his wife or children, or by one or more of them, directly or indirectly (collectively, "CareMatrix Affiliates") will provide management operational services to the Project after its completion (the "Operational Agreement"); provided, however, that if Woodbridge elects to enter into an Operational Agreement with CareMatrix or a CareMatrix Affiliate, (i) it shall give

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CareMatrix written notice of its election to do so not later than ninety (90)
days after commencement of construction of the Project; and (ii) CareMatrix or a CareMatrix Affiliate and Woodbridge shall execute a formal Operational Agreement which shall contain the following terms and conditions and such other terms and conditions as may be mutually acceptable to both CareMatrix and Woodbridge and their respective counsel:

     (a) The operational management fee (the "Operational Fee") payable to CareMatrix or a CareMatrix Affiliate from Woodbridge shall be equal to either
(i) five percent (5%) of the Gross Revenues (as hereinafter defined) for the Project during any period in which the Project is the only facility in which CareMatrix or a CareMatrix Affiliate manages operations for Woodbridge or for any other corporation, limited liability company or partnership in which David Reis is the president, member, principal stockholder, managing partner or general partner (collectively, "Woodbridge Affiliates"), or (ii) four and one-half percent (4.5%) of Gross Revenues (as hereinafter defined) for the Project during any period in which CareMatrix or a CareMatrix Affiliate manages operations for more than one facility for Woodbridge or Woodbridge Affiliates. The Operational Fee shall be payable monthly.

     (b) Gross Revenues shall be defined in detail in the Operational Agreement, but shall include all revenues actually received exclusive of interest received on reserves, intercompany transfers and security deposits received. Rent received shall be

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included in gross revenues only for the periods to which the rents apply.

     (c) The Operational Agreement shall include a provision under which CareMatrix agrees that neither CareMatrix, nor any CareMatrix Affiliate, nor Abraham Gosman, nor Andrew Gosman or his wife or children, nor Michael Gosman or his wife or children (collectively, the "Gosmans") directly or indirectly, shall own or operate a similar facility in the Towns of Orange, Ansonia, Seymour, Bethany, Woodbridge, Naugatuck, Milford, Hamden, Cheshire or New Haven (other than an assisted-living facility that may be developed in connection with the so-called Lee High School Project in New Haven (the "New Haven Facility")) during the term of the Operational Agreement.

     (d) If, but only if required by Woodbridge's lender(s) for permanent financing on the Project, CareMatrix shall subordinate the management fees payable to it under the Operational Agreement to Woodbridge's debt to such lender(s).

     (e) The term of the Operational Agreement shall be not less than five (5) years, subject to extension for successive periods of one (1) year each in the event that CareMatrix has made a working Capital Loan (as hereinafter defined) to Woodbridge and the Working Capital Loan has not been paid in full at the expiration date of the then current term of the Operational Agreement.

     10. Working capital Loan. If Woodbridge and CareMatrix enter into the Operational Agreement, CareMatrix agrees to

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provide, at Woodbridge's option, to Woodbridge a working capital loan (the
"Working Capital Loan") equal to the projected Operational Fee payable to CareMatrix during the first three (3) years of operation of the Project. CareMatrix and Woodbridge shall mutually agree upon the projections and the amount of the Working Capital Loan prior to the execution of the Operational Agreement. The Working Capital Loan shall bear interest at a rate equal to the lesser of (i) the prime rate (as defined by the Wall Street Journal) plus one hundred basis points (1.0%) or (ii) the interest rate provided for in any first mortgage loan secured by the Project during the term of the Operational Agreement. The Working Capital Loan shall be evidenced by a promissory note and, if and to the extent permitted by Woodbridge's first mortgagee, shall be secured by a valid second lien against the Property and all personal property at or used in connection with the Project, but shall be nonrecourse as to any individual member of Woodbridge. All documentation in connection with the Working Capital Loan shall be in form and content reasonably satisfactory to CareMatrix and its counsel and shall be executed and delivered simultaneously with the Operational Agreement, together with such resolutions, title insurance policies and opinion letters as CareMatrix or its counsel may reasonably require. If Woodbridge does not enter into an Operational Agreement with CareMatrix for any reason, CareMatrix shall have no obligation to make the working Capital Loan, and nothing contained in this Agreement shall be deemed to create an intention or obligation on the part

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of CareMatrix to make any other loan or the Working Capital Loan under any other circumstances to Woodbridge.

     11. Assisted Living Services. Whether or not CareMatrix and Woodbridge enter into an Operational Agreement, Woodbridge agrees that upon completion of the Project, Woodbridge shall enter into a services agreement (the "Services Agreement") with CareMatrix, pursuant to which CareMatrix, directly or through SALSA, Inc., its assisted living services agency ("SALSA") or any other CareMatrix Affiliate, shall provide "assisted living services" for the Project to the level and standards required of providers of such services under the regulations of the State of Connecticut Department of Health (together with any successor department thereto with jurisdiction the "DOH"), provided CareMatrix or SALSA or such other CareMatrix Affiliate is then licensed by the DOH to provide such services. If CareMatrix provides assisted living services directly, the Services Agreement shall specify the rates at which such services are to be paid; if CareMatrix provides such services through SALSA or a CareMatrix Affiliate, the Services Agreement shall specify that CareMatrix shall be reimbursed for all charges of SALSA or such other agency plus fifteen percent (15%) of the total thereof, in either case with payment to be made on a monthly basis. The Services Contract shall have a term of not less than forty-two (42) months and shall otherwise be in form and substance reasonably satisfactory to Woodbridge, CareMatrix and their respective counsel.

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     12. Term of this Agreement. The term of this Agreement shall expire on the day prior to the third anniversary of the date hereof (the "Termination Date"). If Woodbridge has not acquired the Property under the Purchase Agreement for reasons other than the failure of Woodbridge to perform its obligations thereunder by the Termination Date, or if Woodbridge has been unable to obtain Project Financing by the time specified in Paragraph 6, but CareMatrix has not exercised its right to acquire the Property and develop the Project as described in Paragraph 6, this Agreement shall expire upon the Termination Date and neither party shall have any continued obligation or liability to the other for expenses, reimbursements, costs or liabilities hereunder.

     13. Covenant Against Competing Development. Woodbridge Affiliates and CareMatrix are in the process of seeking sites and negotiating agreements for developments similar to the Project. CareMatrix agrees that until the termination of this Agreement, neither CareMatrix, nor any CareMatrix Affiliate, nor the Gosmans, directly or indirectly, shall, for its or their own account or that of any party other than a Woodbridge Affiliate, contract to purchase or develop property in the Towns of Orange, Ansonia, Seymour, Bethany, Woodbridge, Naugatuck, Milford, Hamden, Cheshire or New Haven (other than the New Haven Facility) for "assisted-living" elderly residential use except after acquisition of the Property pursuant to Paragraph 6 or Paragraph is or acquisition of other properties pursuant to

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analogous provisions in any other agreement between CareMatrix and a Woodbridge
Affiliate.

     14. Termination Rights. (a) Woodbridge shall have the right, at its sole option, to terminate this Agreement (the "Woodbridge Optional Termination") at any time prior to the execution of either a construction contract or a construction management contract as described in Paragraph 8 upon (i) written notice to CareMatrix and (ii) payment to CareMatrix of a termination fee (the "Termination Fee") equal to (1) all CareMatrix's actual out-of-pocket costs paid to unrelated third parties by CareMatrix in connection with the Project, including all legal fees incurred in connection with the development of the Project and in connection with CareMatrix's agreements with Woodbridge (the "Termination Costs") plus (2) a sum equal to the lesser of (y) Two Hundred Thousand Dollars ($200,000.00) or (z) One Hundred Percent (100%) of the Termination Costs. The Termination Fee shall be payable at the time and in the manner Development Costs would be payable pursuant to Paragraph 7. Upon exercise of the Woodbridge Optional Termination, other than the obligation to pay the Termination Fee as provided herein, this Agreement, including, the provisions of Paragraph 13, shall terminate and, except as provided herein, neither CareMatrix nor Woodbridge shall have any further obligation or liability to the other for expenses, reimbursement, costs or liabilities incurred in connection with the Project. In the event that Woodbridge exercises its termination right pursuant to this Paragraph at any

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time during which Woodbridge has alleged a default by CareMatrix and a right to terminate this Agreement pursuant to Paragraph 15, Woodbridge shall pay to CareMatrix the Termination Fee as provided in this Paragraph and shall pursue a determination in arbitration of its allegation of default and right to terminate pursuant to Paragraph 15. If such determination in arbitration is in favor of Woodbridge, CareMatrix shall refund the Termination Fee paid. If such determination in arbitration is in favor of CareMatrix, CareMatrix shall be entitled to retain the Termination Fee. Each party shall pay its own costs, including attorneys' fees, incurred in such arbitration.

     (b) CareMatrix shall have the right, at its sole option, to terminate this Agreement (the "CareMatrix Optional Termination") at any time prior to the execution of either a construction contract or a construction management agreement as described in Paragraph 8 upon written notice to Woodbridge. Upon exercise of CareMatrix of the CareMatrix Optional Termination, Woodbridge shall be entitled to the same rights as it would have if CareMatrix had defaulted pursuant to Paragraph 15 without reference to or a determination in arbitration as to the existence of a default or propriety of termination.

     15. Default. In the event that CareMatrix defaults in its obligations under this Agreement and/or a CareMatrix Affiliate and/or a Gosman violates the provisions contained in the Operational Agreement or in Paragraph 13 of this Agreement and such default remains uncured thirty (30) days after written

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notice thereof from Woodbridge to CareMatrix, Woodbridge may terminate this
Agreement after determination in arbitration that CareMatrix or such person or entity has so defaulted and that such termination is proper or, before such determination, in the manner provided in Paragraph 14. Pending such determination, unless Woodbridge exercises the Woodbridge Optional Termination, This Agreement shall remain in effect. Upon such termination by Woodbridge after determination in arbitration that CareMatrix or such person or entity has defaulted and that such termination is proper, Woodbridge shall not be obligated to reimburse CareMatrix for any Development Costs not yet paid to CareMatrix; CareMatrix shall reimburse Woodbridge for reasonable legal fees to Woodbridge relating to its agreements with CareMatrix (in contrast to legal fees incurred in connection with the development of the Project itself); and neither party shall have any continuing obligation or liability to the other. In the event that Woodbridge defaults in its obligations under this Agreement and such default remains uncured for thirty (30) days after written notice thereof from CareMatrix to Woodbridge, CareMatrix shall have the right, but not the obligation, to acquire the Property and to develop the Project at the Buyout Price and otherwise on the terms and conditions set forth in Paragraph 6, except that if such default occurs prior to the obtaining of Development Approvals, the transfer of the Property or assignment of the Purchase Agreement and the payment of the Buyout Price shall be subject to CareMatrix's ability to obtain

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the Development Approvals and shall be payable ninety (90) days after receipt of the Development Approvals and expiration of all appeal periods without an appeal having been taken (or, if an appeal has been taken, after such appeal has been withdrawn, dismissed or adjudicated in favor of CareMatrix or Woodbridge) During the pendency of Development Approvals, Woodbridge shall cooperate with CareMatrix in seeking the Development Approvals and sign all necessary applications in connection therewith. If after such default and election by CareMatrix to acquire the Property and develop the Project, Woodbridge fails to perform its obligations relating thereto, CareMatrix shall be entitled to pursue all its rights and remedies at law or in equity, including specific performance.

     16. Mutual Representations. (a) CareMatrix warrants to Woodbridge that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; that it has the corporate power and authority to make, execute, deliver and perform this Agreement; that this Agreement has been duly authorized and approved by all required corporate action on its part required; and that it is not subject to any charter, by-law, mortgage, lien, lease, agreement, instrument, order, law, rule, regulation, judgment or decree or any other restriction of any kind or character, which would prevent consummation of the transactions contemplated by this Agreement.

     (b) Woodbridge warrants to CareMatrix that it is a limited liability company duly organized and validly existing under the

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laws of The State of Connecticut; that it has the power and authority to make, execute, deliver and perform this Agreement; that this Agreement has been duly authorized and approved by all required action on its part required; and that it is not subject to any charter, by-law, mortgage, lien, lease, agreement, instrument, order, law, rule, regulation, judgment or decree or any other restriction of any kind or character, which would prevent consummation of the transactions contemplated by this Agreement.

     17. Assignment. Neither party shall assign this Agreement without the other's prior written consent.

     18. Notices. All notices, deliveries or tenders given or made in connection herewith shall be in writing and shall be deemed given when personally delivered or three (3) days after being deposited with the United States Postal Service by certified or registered mail, return receipt requested, or on the day after being deposited with a commercial overnight courier, addressed as follows:

     To Woodbridge:

     Woodbridge Care, LLC
     88 Notch Hill Road
     North Branford, Connecticut 06471
     Attention: David Reis

     With a copy to:

     Valerie Seiling, Esquire
     Wiggin & Dana
     CityPlace I
     185 Asylum Street
     Hartford, Connecticut 06103

     To CareMatrix:

     CareMatrix Corporation
     197 First Avenue
     Needham, Massachusetts 02194
     Attention: Mr. Michael J. Zaccaro

     with copies to:

     James C. Clary, Esquire
     CareMatrix Corporation
     197 First Avenue
     Needham, Massachusetts 02194

     Barbara A. Sarrantonio, Esquire
     Muttha, Cullina, Richter and Pinney
     CityPlace I
     185 Asylum Street
     Hartford, Connecticut 06103

     19. Brokers. CareMatrix and Woodbridge each represent and warrant to and with each other that they respectively: (i) have not had any dealings, negotiations or consultations with any real estate broker, finder or any other party entitled to a commission in connection with this Agreement (as opposed to any commissions payable under the Purchase Agreement by the Sellers), (ii) have not been induced to enter into this Agreement by any other real estate broker, finder or other party entitled to a commission, and (iii) have not incurred and will not incur any liability for finder's fees, brokerage fees or other commissions payable in connection with this Agreement. CareMatrix shall indemnify and save Woodbridge harmless from and against any loss or damage arising from CareMatrix's breach of its representation and warranty contained in this Paragraph and Woodbridge shall indemnify and save CareMatrix harmless from and against any loss or damage arising from Woodbridge's breach of its representation and warranty contained in this Paragraph.

     20. Arbitration. Any dispute under this Agreement shall be resolved by arbitration conducted in accordance with the rules of the American Arbitration Association through its office in New Haven, Connecticut. Woodbridge and CareMatrix shall each select one (1) arbitrator and the two (2) arbitrators so chosen shall select a third arbitrator. The panel of arbitrators shall hold one or more hearings at which CareMatrix and Woodbridge may be represented by counsel. The determination by the panel of arbitrators shall be final, binding and conclusive upon CareMatrix and Woodbridge and judgment rendered by the panel of arbitrators may be entered in any court of competent jurisdiction. The costs of arbitration shall be borne by the losing party.

     21. Time of the Essence. Time whenever specified herein for performance by CareMatrix or Woodbridge is hereby made and declared to be of the essence of this Agreement.

     22. Governing Law. This Agreement shall be governed by the laws of the State of Connecticut.

     23. Entire Agreement. This Agreement constitutes the entire agreement by and between Woodbridge and CareMatrix and supersedes any and all previous agreements, oral or written, between the parties which affects the Property. No modification of this Agreement nor waiver of any term or condition hereof, shall be of any force or effect, unless the same is in writing, signed by the parties.

     24. Effect. This Agreement shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the parties hereof. Wherever used herein the singular shall include The plural, the plural the singular and The use of any gender shall be applicable to all genders.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals this 18 day of April, 1996.

WITNESSES:                             WOODBRIDGE CARE, LLC

/s/ Donna Reis                         By /s/ [Illegible]
-------------------------------          ---------------------------------
                                         Its Managing Director
/s/ [Illegible]                          Hereunto Duly Authorized
-------------------------------

                                       CAREMATRIX CORPORATION

/s/ Donna Reis                         By /s/ Michael J. Zaccaro
-------------------------------          ---------------------------------
                                         Its Sr. Vice President
/s/ [Illegible]                          Hereunto Duly Authorized
-------------------------------

STATE OF CT         :
                    :  ss.                                            4/18, 1996
COUNTY OF NEW HAVEN :

     Personally appeared David Reis, Managing Partner of CHESHIRE CARE, LLC, a Connecticut limited liability company, signer and sealer of the foregoing instrument and acknowledged the same to be his/her free act and deed as such member and the free act and deed of said limited liability company, before me.

                                       /s/ [Illegible]
                                       ------------------------------------
                                       Notary Public
                                       My Commission Expires: Aug. 31, 1998

STATE OF MASSACHUSETTS :
                       :  ss.                                             , 1996
COUNTY OF NORFOLK      :

     Personally appeared ____________________,_______________ of CAREMATRIX
CORPORATION, a Delaware corporation, signer and sealer of the foregoing instrument and acknowledged the same to be his free act and deed as such officer and the free act and deed of said corporation, before me.

                                       Elizabeth Derrico
                                       ------------------------------------
                                       Commissioner of the Superior Court
                                       Notary Public
                                       My Commission Expires: